Exhibit 99.1

 C. Daryl Hollis Joins Board of Directors of Medical Staffing Network Holdings

     BOCA RATON, Fla.--(BUSINESS WIRE)--March 29, 2004--Medical Staffing Network Holdings, Inc. (NYSE:MRN) today announced that C. Daryl Hollis, CPA, 60, has been elected to the Company's Board of Directors. Mr. Hollis' election to the Board increases the number of Medical Staffing Network Holdings directors to eight.
     Mr. Hollis has served as a business consultant since 1998. He has served in the past as Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices, and Senior Vice President and Chief Financial Officer of Pointe Financial Corporation, a bank holding company. Mr. Hollis was also a partner with Ernst & Young LLP from 1977 through 1990. Mr. Hollis is currently a member of several Boards of Directors and either serves or chairs the audit committees for several of these Boards.
     "It is an honor to have Mr. Hollis join our Board of Directors," commented Robert J. Adamson, Chairman and Chief Executive officer of Medical Staffing Network Holdings. "Because of his extensive experience, his insight regarding the dynamics of the business world, and his involvement with strategic planning and corporate governance in the area of finance, he is an excellent addition to our Board. We look forward to the contributions he will undoubtedly make to our Board and the future direction of Medical Staffing Network Holdings."

     Company Summary

     Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

     This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the Company's ability to enter into contracts with healthcare facility clients on terms attractive to the Company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the Company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

    CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
             Robert J. Adamson, 561-322-1303